UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

December 15, 2003

Date of Report (Date of earliest event reported)

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its chapter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Item 9.	Regulation FD Disclosure.

On December 15, 2003, the Compensation Committee of the Board of Directors of Capital One Financial Corporation (“Capital One”) approved the 2004 annual compensation of Richard D. Fairbank, Capital One’s Chairman and Chief Executive Officer. Under this compensation arrangement, in lieu of any salary, annual cash incentive, other cash or equity-based long-term incentives, and retirement plan contributions for 2004, Mr. Fairbank has received a grant of 360,000 stock options and up to 355,410 performance-based shares of Capital One common stock. The stock options have an exercise price of $56.275, which was the fair market value of Capital One’s common stock on the grant date, will vest annually in three equal installments beginning on December 15, 2004 and will expire ten years from the date of grant. The actual number of performance-based shares to be issued will depend on Capital One’s fully diluted compound earnings per share growth rate compared with that of a peer group of 33 companies over the three-year period beginning January 1, 2004 and ending December 31, 2006. Target earnings per share performance under this measurement is the 75th percentile within the comparator group, which would result in a payment to Mr. Fairbank of 236,940 shares of Capital One’s common stock. The terms of the grant of performance-based shares will provide for such shares to vest and become issuable on March 31, 2007. However, if Capital One’s stockholders approve a new employee stock incentive plan permitting the issuance of restricted stock units prior to March 31, 2007, then Mr. Fairbank will instead receive an equal number of restricted stock units that will vest and become payable on the January 1 following Mr. Fairbank’s retirement or other departure from employment with Capital One.

This compensation program reflects Capital One’s continued commitment to aligning the interests of its Chairman and Chief Executive Officer with those of its stockholders through a balanced compensation program designed to encourage management decisions that increase stockholder value over the long term. The Compensation Committee believes the 2004 compensation program for Mr. Fairbank is an important component of retaining a successful and highly talented senior executive.

Note: Information in this report furnished pursuant to Item 9 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: December 17, 2003	By:	/s/ JOHN G. FINNERAN, JR.

John G. Finneran, Jr.
Executive Vice President,
General Counsel and Corporate Secretary

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